Exhibit 99.1

MARTIN MIDSTREAM PARTNERS
COMPLETES ACQUISITION OF MARINE SERVICES ASSETS
FROM TESORO MARINE SERVICES

     KILGORE, Texas, December 23, 2003 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that it has completed the acquisition of marine services assets from Tesoro Marine Services, L.L.C., a subsidiary of Tesoro Petroleum Corporation, a refiner and marketer of petroleum products. MMLP purchased assets associated with Tesoro’s shore based marine activities for $25 million plus approximately $1.8 million for Tesoro’s lube oil inventories. The assets acquired include 13 marine terminals located along the Gulf Coast from Venice, Louisiana to Corpus Christi, Texas, nine tank barges and four pushboats as well as Tesoro’s lubricant distribution and marketing business. Acquisition financing was provided through an expansion of MMLP’s existing credit facility with Royal Bank of Canada from $60 million to $80 million. After giving effect to the consummation of this transaction, MMLP’s borrowings under its credit facility include $25 million of previously existing term debt and $40 million of revolving debt, including $   incurred in connection with the Tesoro transaction and $3 million incurred in connection with the previously announced acquistion of a terminal and three vessels.

     In a parallel transaction, Midstream Fuel Service LLC purchased Tesoro’s fuel oil distribution business for $2 million plus approximately $4.8 million for Tesoro’s diesel fuel inventories. Midstream Fuel Service is a subsidiary of privately held Martin Resource Management Corporation (“MRMC”), the owner of MMLP’s general partner. MRMC acquired these assets from Tesoro because fuel oil distribution generates non-qualifying income under Internal Revenue Service regulations applicable to publicly traded limited partnerships such as MMLP. However, pursuant to contractual arrangements between MRMC and Martin Midstream Partners, MMLP will provide marine transportation and storage services to Midstream Fuel Service. Financing for the assets acquired by MRMC was provided through an expansion of MRMC’s existing credit facility.

     Ruben Martin, Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner, stated, “We are pleased to have completed our first major acquisition since our initial public offering last year. We believe that the acquisition of Tesoro’s marine services business complements our current marine transportation, terminalling and distribution operations along the Gulf Coast.”

About Martin Midstream Partners

     Martin Midstream Partners provides marine transportation, terminalling, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, specialty chemicals and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at http://www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. These factors include, but are not limited to: adverse weather conditions; reliance on MMLP’s unconsolidated non-controlling interest in CF Martin Sulphur L.P.; the incurrence of material liabilities that are not fully covered by insurance; the price volatility and the supply availability of hydrocarbon products and by-products; restrictions in its debt agreements; the prospects for and its ability to make future acquisitions, including the ability to intergrate completed acquisitions; the performance of recently acquired businesses; the seasonality of its business; the competition in the industry; changes in regulations on the federal, state and local level that are applicable to its business; the cost of attracting and retaining highly skilled personnel; the loss of significant commercial relationships with Martin Resource Management Corporation (“MRMC”), the owner of MMLP’s general partner; interruption in operations at its facilities; federal regulations applicable to its marine vessels and regulations effecting the domestic tank vessel industry; cost reimbursements it is required to pay to MRMC; conflicts of interest and competition with MRMC; the decisions made by and the control of its general partner; and a decision by the IRS to tax MMLP as a corporation. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contacts:

Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, (903) 983-6200.